Filed Pursuant to Rule 424(b)(2)

File No. 333-180989

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series L Floating Rate Notes	$750,000,000	$85,950

(1)

The total filing fee of $85,950 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 2 dated June 20, 2012

(to Prospectus Supplement dated May 25, 2012

and Prospectus dated April 27, 2012)

WELLS FARGO & COMPANY

Medium-Term Notes, Series L

Floating Rate Notes

Aggregate Principal Amount Offered:	$750,000,000

Trade Date:	June 20, 2012

Original Issue Date (T+5):	June 27, 2012

Stated Maturity Date:	June 26, 2015

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from June 27, 2012

Agent Discount (Gross Spread):	0.25%

All-In Price (Net of Agent Discount):	99.75%, plus accrued interest, if any, from June 27, 2012

Net Proceeds	$748,125,000

Benchmark:	Three-month LIBOR

Spread to Benchmark:	+92 basis points

Base Rate:	LIBOR

Designated LIBOR Page:	Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each March 26, June 26, September 26 and December 26, commencing September 26, 2012 and ending March 26, 2015

Interest Payment Dates:	Each March 26, June 26, September 26 and December 26, commencing September 26, 2012, and at maturity

Initial Interest Rate:	Three-month LIBOR plus 0.92%, determined two London banking days prior to June 27, 2012

Listing:	None

Agents:		Principal Amount
	Wells Fargo Securities, LLC	$600,000,000
	Citigroup Global Markets Inc.	$18,000,000
	Credit Suisse Securities (USA) LLC	$18,000,000
	Goldman, Sachs & Co.	$18,000,000
	J.P. Morgan Securities LLC	$18,000,000
	Morgan Stanley & Co. LLC	$18,000,000
	Apto Partners, LLC	$3,750,000
	Barclays Capital Inc.	$3,750,000
	BB&T Capital Markets, a division of Scott & Stringfellow, LLC	$3,750,000
	Capital One Southcoast, Inc.	$3,750,000
	Deutsche Bank Securities Inc.	$3,750,000
	HSBC Securities (USA) Inc.	$3,750,000
	Lloyds Securities Inc.	$3,750,000
	Loop Capital Markets LLC	$3,750,000
	National Bank of Canada Financial Inc.	$3,750,000
	Natixis Securities Americas LLC	$3,750,000
	RBC Capital Markets, LLC.	$3,750,000
	Samuel A. Ramirez & Company, Inc.	$3,750,000
	Santander Investment Securities Inc.	$3,750,000
	TD Securities (USA) LLC	$3,750,000
	UBS Securities LLC	$3,750,000
	The Williams Capital Group, L.P.	$3,750,000

	Total:	$750,000,000

Plan of Distribution:	On June 20, 2012, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.75%, plus accrued interest, if any, from June 27, 2012. The purchase price equals the issue price of 100.00% less an underwriting discount of 0.25% of the principal amount of the notes.

CUSIP:	94974BFF2